Exhibit 99.1

GEOKINETICS TO ACQUIRE THE GLOBAL ONSHORE SEISMIC BUSINESS OF PETROLEUM GEO-SERVICES

•                  Strategic acquisition creates second largest provider of onshore seismic data acquisition services in the world and largest in Western Hemisphere

•                  Includes extensive North American multi-client data library

•                  Expected pro-forma combined 2009 revenues of over $700 million

•                  Transaction expected to be highly accretive to 2010 earnings

•                  Conference call scheduled for Thursday, December 3 at 11:00 a.m. Eastern Time

HOUSTON, TEXAS and OSLO, NORWAY - December 3, 2009 - Geokinetics Inc. (NYSE Amex: GOK) and Petroleum Geo-Services (“PGS”) (OSE: PGS) today announced that they have signed a definitive agreement under which Geokinetics (“the Company”), a leading provider of seismic data acquisition, processing and interpretation services, will acquire the onshore seismic data acquisition and multi-client data library business of PGS (“PGS Onshore”) in a cash and stock transaction valued at approximately $210 million, on a cash free, debt free basis, which includes net working capital of $37.5 million.  The final purchase price is subject to certain customary post-closing adjustments.  The transaction is expected to close in the first quarter of 2010 and is subject to normal closing conditions and regulatory approvals; there is no financing condition.

The combination of Geokinetics and PGS Onshore will create the second largest provider of onshore seismic data acquisition services in the world in terms of crew count and the largest based in the Western Hemisphere.  The combined company will have the assets and technical capabilities to support up to 38 crews and carry in excess of 207,000 equipment channels and over 150 vibroseis units; and possess in excess of 6,240 square miles of multi-client library data upon completion of current projects in progress.  Empowered by a broad range of technologies that include transition zone (“TZ”),  ocean bottom cable (“OBC”) and land vibroseis, the new Geokinetics will be able to compete more effectively within the entire seismic value-chain of planning, proprietary and multi-client acquisition, processing and interpretation services.  Furthermore, this acquisition will propel Geokinetics into new markets including Alaska and Mexico, as well as certain new countries in the Middle East and North Africa.  As a result, Geokinetics will have a greater geographic reach overall, with a more significant presence in Africa and Asia and a leadership position in the Americas.

In 2008, PGS Onshore generated $71.9 million in EBITDA (a non-GAAP financial measure defined below) on revenues of $278.8 million.  In the first nine months of 2009, it generated $9.2 million in EBITDA on revenues of $141.6 million.  The 2009 decline in revenues and EBITDA is primarily due to a substantial drop in multi-client revenues as a result of lower natural gas prices in North America and a lack of new projects initiated in 2009. On a pro-forma basis, the new Geokinetics would be expected to generate in excess of $700 million in revenues for 2009.  PGS Onshore had backlog of $196 million as of September 30, 2009, which combined with Geokinetics represents $455 million of pro-forma combined backlog at September 30, 2009. Geokinetics anticipates the transaction will be highly accretive to 2010 earnings.

Richard F. Miles, President and Chief Executive Officer of Geokinetics, said, “We are extremely pleased to enter into this agreement with PGS as it solidifies Geokinetics’ position as the clear leader in the onshore seismic data acquisition business.  With the addition of PGS Onshore’s technologies; its broad international operations capable of working in diverse climate conditions; its extensive multi-client library providing multi-year potential and a focus on high-impact drilling areas or areas of high lease turnover, we will be able to expand our services, accelerate our entrance into the multi-client business and enhance our position within the seismic contractor industry.

“We expect the combined company to be better positioned to serve our expanded customer base as we will have an enhanced ability to redeploy assets into more attractive markets.  Our increased number of crews should also provide longer term contract opportunities with fewer mobilizations which should result in better utilization and profitability.  In addition, PGS has invested over $130 million over the last three years in their 5,500 square miles of multi-client library data and multi-client technical capabilities, and we believe this high quality resource will place us in an important segment of the market in which we have not previously participated in a meaningful way.

“Finally, we look forward to PGS becoming a large shareholder in Geokinetics, as we believe this will provide numerous opportunities going forward and should benefit both companies.  We are eager to welcome the PGS Onshore employees into Geokinetics, and look forward to building a stronger, more competitive business,” concluded Mr. Miles.

Jon Erik Reinhardsen, President and Chief Executive Officer of Petroleum Geo-Services commented, “The combination of PGS’ and Geokinetics’ competence and market presence will create a new force in the onshore seismic industry. As a future key shareholder, we are excited about the growth potential and leading market position of the new Geokinetics. This transaction adds value for our shareholders, our employees and our customers.”

Mr. Reinhardsen continues, “At the same time, this transaction establishes PGS as a focused marine geophysical company. The strengthened financial position of PGS will further allow us to continue to develop the most efficient fleet and leading edge technology in the industry.”

Following the closing of the transaction, PGS will become Geokinetics’ second-largest shareholder after Avista Capital Partners. The acquisition is expected to provide annual synergies in excess of $10 million, driven mainly by organizational streamlining and cost reductions.  There may be additional synergies via cross-selling opportunities and additional opportunities for processing behind Geokinetics’ expanded number of crews.  Geokinetics expects to begin to capitalize on these synergies in mid-2010 as the Company starts to benefit from the integration of the two businesses.

Geokinetics has agreed to finance this acquisition through a combination of cash and common stock.  At closing, Geokinetics will issue PGS approximately 2.15 million shares, which represents 19.9% of Geokinetics current number of shares outstanding prior to this issuance, valued for purposes of the transaction at $12.11 per share or $26.1 million. The remainder of the purchase price or $183.9 million will be paid in cash. The Company will have until February 15, 2010 to close the transaction.

The Company has received a bridge financing commitment from RBC Capital Markets Corporation and in addition, Geokinetics will also explore various capital markets financing transactions prior to closing.

In conjunction with the financing of this transaction, Geokinetics expects to repay the majority, if not all, of its existing outstanding debt including its revolving credit facility, capital leases and equipment financings.  RBC Capital Markets Corporation served as Geokinetics’ exclusive financial advisor for this transaction, while Pareto Securities served as advisor to PGS.

In connection with the transaction, the Company has amended its Preferred Stock to facilitate the financing of the transaction as follows.  The Company’s Series B-1 Preferred Stock has been amended to, among other things, extend the date that its holders may call for mandatory redemption and the date through which the Company can elect to pay dividends in kind to a date to be determined between December 2015 and March 31, 2016, with the exact date to be determined at the completion of the financing transactions mentioned above.  In addition, the coupon on the Series B-1 Preferred Stock has been amended from 8% to 9 ¾% and the conversion price has been adjusted from $25 to $20, subject to certain restrictions.  The Company’s Series B-2 Preferred Stock will be exchanged for a new Redeemable Preferred Stock with no common stock conversion feature.  This redeemable preferred stock will have a coupon of approximately 12%, and will be redeemable at a date to be determined between December 2015 and March 31, 2016, with the exact date and coupon to be determined at the completion of the financing transactions mentioned above.  Dividends will be paid in cash or, if the Company is restricted from paying such dividends, may accrue up to redemption.  In addition, the Company will issue the holders of its Series B-2 preferred stock 750,000 shares of its common stock as consideration for the amendments above.

ABOUT PGS ONSHORE

The Onshore business of PGS is engaged in seismic acquisition operations on land, including onshore multi-client library, and in shallow water and transition zones.  With capacity for up to 13 crews in 10 countries, PGS Onshore has widespread international operations with exposure in Asia, Africa, and South America and has an extensive presence in Mexico supported through long-term contracts.  Its geographic capabilities vary from the severe desert conditions of the Middle East and North Africa to mountain, jungle and swamp regions where it manages the logistics of high manpower crews in traditionally challenging environments.  PGS Onshore also operates effectively in the environmentally sensitive terrain of the Arctic.  Its high channel capability allows the efficient acquisition of extremely high density land surveys, and its transition zone capabilities enable the recording of continuous data sets from onshore out to operational streamer depths.  PGS Onshore also has an extensive multi-client library with over 5,500 square miles mapped, covering Texas, Alaska, Oklahoma and Wyoming, as well as significant equipment including approximately 85,000 channels and 84 vibroseis units.

ABOUT PETROLEUM GEO-SERVICES

Petroleum Geo-Services is a focused geophysical company providing a broad range of seismic and reservoir services, including acquisition, processing, interpretation and field evaluation.  The Company also possesses the world’s most extensive multi-client data library. PGS operates on a worldwide basis with headquarters in Oslo, Norway.  For more information on Petroleum Geo-Services, visit http://www.pgs.com/.

ABOUT GEOKINETICS

Geokinetics is a leading provider of seismic data acquisition, processing and interpretation services to the oil and gas industry worldwide with over 25 years of experience operating in hard to penetrate markets and expertise in tough, challenging operating environments.  It provides seismic data acquisition services by collecting 2D, 3D and multi-component seismic data in land, TZ and shallow water OBC environments.  In addition, it performs work for seismic data library companies.  Geokinetics provides seismic data acquisition services in the United States, Western Canada, the Canadian Arctic, Central and South America, Africa, the Middle East, Australia, New Zealand and the Far East.  Geokinetics’ global strategy and presence allows the easy redeployment of assets to the most attractive regions.  Crews use the latest technology and most appropriate methodology and equipment for each operating environment and are able to move easily between land and TZ environments.  With a channel count of approximately 122,000, it has capacity to operate up to 25 total crews worldwide.  For more information on Geokinetics, visit http://www.geokinetics.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

Geokinetics has scheduled a conference call for Thursday, December 3, 2009, at 11:00 a.m. Eastern Time.  To participate in the conference call, dial (480) 629-9643 for international callers, or (877) 941-0843 for domestic callers a few minutes before the call begins and ask for the Geokinetics conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 16, 2009.  To access the replay, dial (800) 406-7325 for domestic callers or (303) 590-3030 for international callers, in both cases using pass code 4189040#.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com/ in the Investor Relations section.  A webcast archive will also be available at http://www.geokinetics.com/ shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Below are condensed Consolidated Statements of Results of Operations for PGS Onshore.  All amounts are in accordance with Generally Accepted Accounting Principles (GAAP) of the United States of America.

	For the Nine Months Ended September 30,
	2009	2008
	(In thousands, except per share amounts)
Revenues:
Contract	$137,555	$148,703
Multi client	4,003	59,350
Total revenues	141,558	208,053

Expenses:
Operating expenses	122,265	138,352
Research and development	2,887	16
General and administrative	7,194	10,708
Depreciation and amortization	15,456	10,504
Amortization of multi client library	3,170	41,259
Total expenses	150,972	200,839
(Loss) income from operations	(9,414)	7,214

Other income (expense):
Interest expense, net	(7,734)	(8,714)
Other	1,382	(1,593)
Total other income (expense)	(6,352)	(10,307)
Loss before income taxes	(15,766)	(3,093)
(Benefit) provision for income taxes	(2,734)	10,526
Net loss	$(13,032)	$(13,619)

	For the Twelve Months Ended December 31,
	2008	2007
	(In thousands, except per share amounts)
Revenues:
Contract	$210,166	$164,495
Multi client	68,611	81,195
Total revenues	278,777	245,690

Expenses:
Operating expenses	192,950	159,905
Research and development	16	7
General and administrative	13,935	14,412
Depreciation and amortization	14,913	10,780
Amortization of multi client library	45,927	54,126
Total expenses	267,741	239,230
Income from operations	11,036	6,460

Other income (expense):
Interest expense, net	(13,357)	(12,389)
Other	(3,449)	(13)
Total other income (expense)	(16,806)	(12,402)
Loss before income taxes	(5,770)	(5,942)
Provision for income taxes	13,483	11,629
Net loss	$(19,253)	$(17,571)

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Net Loss to EBITDA amounts for the business to be acquired referred to above:

	For the Nine Months Ended September 30,
	2009	2008
	(In thousands)
Net Loss	(13,032)	(13,619)
(Benefit) Provision for Income Taxes	(2,734)	10,526
Interest Expense, net	7,734	8,714
Other (Income) Expense (as defined above)	(1,382)	1,593
Depreciation and Amortization	18,626	51,763
EBITDA	$9,212	$58,977

	For the Twelve Months Ended December 31,
	2008	2007
	(In thousands)
Net Loss	(19,253)	(17,571)
Provision for Income Taxes	13,483	11,629
Interest Expense, net	13,357	12,389
Other Expense (as defined above)	3,449	13
Depreciation and Amortization	60,840	64,906
EBITDA	$71,876	$71,366

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